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                                    AGREEMENT               EXHIBIT 10.50


          AGREEMENT made this 6th day of March, 1996, by and between Communications and Entertainment Corp., a Nevada corporation having a principal place of business at 1900 Avenue of the Stars, Los Angeles, California 90067 ("ComEnt"), and Odyssey Distributors, Ltd., a California corporation having a principal place of business at 1900 Avenue of the Stars, Los Angeles, California 90067 ("Odyssey").


                                   WITNESSETH

          WHEREAS, Odyssey is a wholly owned subsidiary of Odyssey Entertainment Ltd. which, in turn, is a wholly owned subsidiary of ComEnt; and


          WHEREAS, Odyssey holds or owns distribution rights to certain motion pictures and films, all as more specifically set forth in the Financial Summaries set forth as Schedule A attached hereto ("Motion Picture Rights"); and


          WHEREAS, the Board of Directors of ComEnt has determined that it is in the best interests of ComEnt and its subsidiaries to consolidate all assets and operations of the group into a single corporation; and


          WHEREAS, Odyssey has agreed to transfer, sell and assign all of its Motion Picture Rights to ComEnt in exchange for newly issued shares of the common stock of ComEnt.


          NOW, THEREFORE, the parties hereto agree as follows:

          1. SALE OF MOTION PICTURE RIGHTS. Simultaneously with the execution and delivery of this Agreement, Odyssey hereby sells, transfers and assigns to ComEnt all of its right, title and interest in and to the Motion Picture Rights, including all accounts receivable in connection therewith, subject, however, to all third party residuals and participation rights in connection therewith which accrue after the date hereof from events or transactions arising after the date hereof (collectively, "Future Residuals"). ComEnt hereby accepts the assignment of the Motion Picture Rights and agrees to assume and be responsible for all Future Residuals, it being understood and agreed, however, that under no circumstances shall ComEnt be responsible in any manner whatsoever for any liabilities or obligations of Odyssey either existing on the date hereof or arising after the date hereof based

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on events or transactions which occurred prior to the date hereof, whether such liabilities and obligations are known or unknown, fixed or contingent, liquidated or unliquidated, choate or inchoate on the date hereof. Odyssey hereby delivers to ComEnt all documents, contracts and agreements relating to, or used in connection with, the Motion Picture Rights, all of which are in full force and effect.

          2. VALUATION OF RIGHTS. For purposes of closing the transactions contemplated by this Agreement, the parties hereto agree that the Motion Picture Rights shall have a preliminary valuation of $500,000 (the "Preliminary Valuation"). The Preliminary Valuation shall be adjusted, upward or downward, within sixty days after the execution and delivery of this Agreement based upon the results of an independent valuation of the Motion Picture Rights prepared by an appraiser mutually agreed to by the parties (the "Final Appraisal").

          3. ISSUANCE OF SHARES. Based on the Preliminary Valuation, ComEnt agrees to issue to Odyssey 2,000,000 unregistered shares of the Company's Common Stock (the "Shares"), valued for purposes of this Agreement at $.25 per share, representing approximately a 20% discount off the closing bid price ($.3125 per share) of the Company's Common Stock on the NASDAQ Small Cap Market at the close of business on March 5, 1996. The Shares shall be held in escrow by counsel to ComEnt until such time as the Final Appraisal is completed. In the event the Final Appraisal exceeds the Preliminary Valuation (the "Excess"), counsel shall deliver the Shares to Odyssey, together with an additional amount of shares of ComEnt equal in number to four (4) times the amount of the Excess. In the event the Final Appraisal is less than the Preliminary Valuation, then counsel shall deliver to Odyssey an amount of shares of ComEnt equal in number to four (4) times the amount determined by the Final Appraisal, and the additional shares originally issued pursuant to the Preliminary Valuation shall be returned to the treasury of ComEnt.


          4. REVERSE STOCK SPLIT. The parties hereto acknowledge that the Board of Directors of ComEnt has declared a reverse one-for-six stock split of the company's Common Stock, effective March 18, 1996. Accordingly, any shares to be issued to Odyssey pursuant to Section 3 of the Agreement shall be divided by six in accordance with the terms of such reverse stock split.


          5. RESTRICTED NATURE OF THE SHARES. Odyssey acknowledges that the shares to be issued by ComEnt pursuant to the provisions of Section 3 of this Agreement will not be registered under any federal or state securities laws and therefore may not be re-sold by Odyssey unless registered under all appropriate securities laws

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or re-sold pursuant to an exemption from such registration requirements.
Odyssey further represents and warrants to ComEnt that it will be acquiring such shares for investment purposes only without a view to the resale or distribution thereof. Odyssey agrees that such shares will bear an appropriate legend restricting transferability under federal and state securities laws.

          6. BINDING NATURE OF AGREEMENT. The parties hereto agree that this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.



          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                         Communications and Entertainment Corp.




                      by:     Stephen R. Greenwald
                              -----------------------------------
                              Stephen R. Greenwald, CEO




                         Odyssey Distributors, Ltd.



                      by:      Ira N. Smith
                              -----------------------------------
                               Ira N. Smith, Chairman

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